Exhibit 99.1

Saratoga Investment Corp. Announces

2026 Fiscal Year and Fourth Quarter Financial Results

Reports 13.4% Increase in AUM and 0.9% Increase in NAV Year-Over-Year

Annual ROE of 9.1% Beats Previous Year ROE of 7.5% and the BDC Industry Average of 4.3%

Net Deployments of $101.1 Million for the Fourth Fiscal Quarter 2026, Supporting Five New Platforms and Fifteen Follow-Ons

Non-Accruals Remain Low at 0.2% of Fair Value and 1.2% of Cost

NEW YORK, May 04, 2026 (GLOBE NEWSWIRE) -- Saratoga Investment Corp. (NYSE: SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2026 fiscal year and fourth quarter ended February 28, 2026.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the years ended and as of
($ in thousands, except per share)	February 28, 2026		February 28, 2025		February 29, 2024
Assets Under Management (AUM)	1,109,134		978,078		1,138,794
Net Asset Value (NAV)	396,156		392,666		370,224
NAV per share	24.42		25.86		27.12
Total Investment Income	125,713		148,855		143,720
Net Investment Income (NII) per share	2.32		3.81		4.49
Adjusted NII per share	2.37		3.81		4.10
Earnings per share	2.31		2.02		0.71
Dividends per share (record date)	3.74	*	3.30	**	2.82
Return on Equity – last twelve months	9.1%		7.5%		2.5%
Originations	309,502		168,077		246,101
Repayments	178,890		312,113		30,271

*	Actual dividend of $3.74 per share, includes the additional special dividend of $0.25 per share declared during fiscal 2026 third quarter

**	Actual dividend of $3.30 per share, includes the additional special dividend of $0.35 per share declared during fiscal 2025 third quarter

	For the three months ended and as of
($ in thousands, except per share)	February 28, 2026	November 30, 2025	February 28, 2025
Assets Under Management (AUM)	1,109,134	1,015,950	978,078
Net Asset Value (NAV)	396,156	413,207	392,666
NAV per share	24.42	25.59	25.86
Total Investment Income	31,123	31,646	31,295
Net Investment Income (NII) per share	0.48	0.61	0.56
Adjusted NII per share	0.53	0.61	0.56
Earnings per share	(0.16)	0.74	(0.05)
Dividends per share (record date)	1.00 *	1.09 **	0.72
Return on Equity – last twelve months	9.1%	9.7%	7.5%
– annualized quarter	(2.6)%	13.5%	(0.7)%
Originations	135,139	72,122	41,802
Repayments	34,020	54,943	15,867

*	Actual dividend of $1.00 per share, includes the additional special dividend of $0.25 per share declared during fiscal 2026 third quarter

**	Actual dividend of $1.09 per share, includes the additional special dividend of $0.35 per share declared during fiscal 2025 third quarter

Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment, commented, “This quarter’s results reflect continued execution of our core objectives, highlighted by net positive originations including five new portfolio companies added during the quarter, sustained long-term AUM growth, and a strong annual return on equity of 9.1% beating both our prior year and the industry. Our core BDC portfolio delivered strong results with continued solid credit quality, demonstrating the durability of our portfolio in what has been a challenging and volatile macroeconomic backdrop.”

“Continuing our track record of strong dividend distributions, we recently announced a base monthly dividend of $0.25 per share, or $0.75 per share in aggregate for the first quarter of fiscal 2027. Our annualized first quarter dividend of $0.75 per share represents a 12.6% yield based on the stock price of $23.89 as of May 4, 2026, offering strong current income. Originations and AUM growth were strong during the quarter, contributing to adjusted NII of $0.53 per share, including the impact of a $1.7 million excise tax expense. Adjusted for this excise tax, NII was $0.61 per share, consistent with the prior quarter. Overall, our adjusted NII continues to reflect the impact of declining short-term interest rates and tightening spreads on our largely floating rate asset base.”

“During the quarter, we saw a meaningful increase in deal activity, consistent with a pick-up in M&A volume despite persistent sector headwinds and the cautious sentiment that has taken hold across the broader private credit sector. Market dynamics continued to be very competitive. While our portfolio saw multiple debt repayments in Q4, our strong origination activity more than offset those exits, resulting in net originations of $101.1 million for the quarter from $135.1 million in new originations across five new investments and fifteen follow-ons. Our strong reputation, differentiated market positioning, and the ongoing development of sponsor relationships continue to create attractive investment opportunities from high quality sponsors. Investment activity continued post quarter-end, with one new portfolio company investment and multiple follow-ons already closed. We remain prudent and discerning in our underwriting approach, particularly in light of the current volatile and uncertain environment”

“Saratoga’s overall performance is reflected in our key performance indicators this past quarter and year, including: (i) annual ROE of 9.1% beating the BDC industry average of 4.3%, (ii) NAV increase of $3.5 million, or 0.9%, from the previous year to $396.2 million, (iii) an increase in AUM of $93.1 million, or 9.2%, to $1.109 billion from the previous quarter, and $131.0 million, or 13.4%, from the previous year, (iv) adjusted NII of $0.61, excluding excise taxes, unchanged from last quarter, (v) EPS of $2.31 per share, up from $2.02 in the previous year, and (vi) total dividends of $3.74 per share versus $3.30 per share in fiscal 2025, with this year including a $0.25 per share special dividend versus last year’s $0.35 per share special dividend. Sequential quarter NAV per share is down by 4.6% from $25.59 per share to $24.42 per share, adjusting for the $0.25 per share special dividend paid this quarter, NAV per share is down 3.6%.”

“NAV per share is down this year from $25.86 to $24.42, or $1.44 per share, with total NII of $2.31 and a total dividend distribution of $3.74. The $1.43 of distributions in excess of NII approximates the entire 12-month reduction in NAV per share. This excess distribution represents previously undistributed NII profits from prior years.”

“Our total $1.109 billion portfolio was marked down $9.6 million during the quarter, including net depreciation of $3.1 million in the non-CLO core portfolio and unrealized depreciation of $5.5 million in the CLO and JV. Our investment in Zollege that previously had been restructured and written off, continues to perform strongly with $3.3 million of unrealized appreciation recognized this quarter. As of quarter-end, our core non-CLO portfolio remains 1.6% above cost, with our specific CLO and JV portfolio 62.2% below their cost for a total portfolio valuation at 2.4% below cost. These results reflect the quality of our direct lending underwriting, the strength of our portfolio companies and their sponsors, and our focus on well-selected industry segments with favorable risk-adjusted returns.”

“During the quarter, our core BDC net interest margin decreased from $13.5 million last quarter to $13.0 million. The average core assets increase of 5.6% was more than offset by (i) the average SOFR rate used in the portfolio decreasing by 12 basis points from last quarter, (ii) accelerated OID of $0.9 million on the sale of the JV CLO’s E-Note from last quarter not repeating, (iii) spreads on originations this quarter being almost 200 basis points lower than on the repayments they replaced, and (iv) the relative timing of this quarter’s originations and repayments.”

“Our quarter-end cash position decreased meaningfully from $169.6 million last quarter to $21.8 million in the current quarter due in large part to strong origination activity and the refinancing of the $175 million institutional note.”

“Our overall credit quality remained solid this quarter, with 96.8% of credits rated in our highest internal category, a result we are proud of given the current headwinds in the industry. Two investments are now on non-accrual status, being Pepper Palace, which has been restructured, and our CLO’s F-note, that has been put on non-accrual for the first time, together representing 0.2% of fair value and 1.2% of cost. With 82.1% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and resilient balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio composition and leverage profile are well structured to handle a wide range of economic conditions and uncertainty.”

Mr. Oberbeck concluded, “As we kick off our fiscal year 2027, the macroeconomic environment remains complex, shaped by geopolitical tensions, evolving U.S. tariff policies, and concerns about AI and software. All of these aspects, combined with an uncertain interest rate environment, combine to create elevated volatility and continued uncertainty on credit spreads across the private credit sector. While negative press and sentiment weighs on the public BDC market, at this time it appears that these very negative perceptions are not commensurate with the current market performance in the broader private credit market. As we continue to focus on underwriting strong credit and long-term growth, we continue to grow our team, adding three new Associates and two new Managing Director hires this year, including most recently, David DeSantis, who joined Saratoga as Chief Operating Officer and Senior Managing Director.”

“We are encouraged by the recent improvement in M&A activity and continued strength of our pipeline. Our portfolio is significantly positioned in senior secured, first lien loans in strong businesses. With our experienced management team, disciplined underwriting, and strong balance sheet, we are confident in our ability to grow our portfolio responsibly and deliver durable, risk-adjusted returns to our shareholders over the long term.”

Discussion of Financial Results for the Year and Quarter ended February 28, 2026:

●	AUM as of February 28, 2026 was $1.109 billion, an increase of 13.4% from $978.1 million as of February 28, 2025, and an increase of 9.2% from $1.016 billion as of last quarter.

●	Total investment income for the year ended February 28, 2026, was $125.7 million, a decrease of $23.2 million, or 15.5%, from $148.9 million in the year ended February 28, 2025. For the three months ended February 28, 2026, total investment income was $31.1 million, a decrease of $0.2 million, or 0.5%, from $31.3 million for the quarter ended February 28, 2025, and a decrease of $0.5 million, or 1.7%, as compared to $31.6 million for the quarter ended November 30, 2025. This quarter’s investment income decrease as compared to prior quarters was primarily due to SOFR base rate decreases over the past quarter and year, partially offset by higher average AUM levels this quarter. Investment income reflects a weighted average interest rate on the core BDC portfolio of 10.4%, down from 10.6% as of November 30, 2025 and 11.5% as of February 28, 2025, with the yield reduction primarily reflecting SOFR base rate decreases over the past year, but also indicative of recent tight spreads experienced on new originations versus historically higher spreads on repaid assets.

●	Total expenses for the fiscal year ended February 28, 2026, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, increased $1.7 million from $9.3 million to $11.0 million as compared to fiscal year 2025. Total expenses for the quarter ended February 28, 2026, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, increased $1.0 million to $2.4 million as compared to $1.4 million for the quarter ended February 28, 2025, and decreased $0.9 million as compared to $3.3 million for the quarter ended November 30, 2025. This represented 0.8% of average total assets on an annualized basis, unchanged from both last quarter and last year.

●	Adjusted NII for the year ended February 28, 2026, was $37.5 million, a decrease of $15.5 million, or 29.2%, from $53.0 million in the previous year. Adjusted NII for the quarter ended February 28, 2026, was $8.5 million, an increase of $0.5 million, or 6.2%, from $8.0 million in the quarter ended February 28, 2025, and a decrease of $1.3 million, or 12.8% from $9.8 million in the quarter ended November 30, 2025. The decrease from last quarter, in addition to the abovementioned interest and operating expense changes, reflects the impact of the $1.7 million excise tax paid during this quarter, partially offset by the reduction in interest expense on borrowings resulting from the repayment of $20 million private bonds during the quarter.

●	NII Yield as a percentage of average net asset value was 9.2% for the year ended February 28, 2026. Adjusted for the incentive fee accrual related to net capital gains and double interest expense and amortization of deferred financing costs related to the 7.25% 2030 Notes and the 7.5% SAV Notes during the period while the 4.375% 2026 Notes were already issued and outstanding, the NII Yield was 9.3%. In comparison, adjusted NII Yield was 14.1% for the year ended February 28, 2025. For the quarter ended February 28, 2026, NII Yield as a percentage of average net asset value was 7.7%. Adjusted NII Yield was 8.4%, as compared to adjusted NII Yield of 8.4% last year, and 9.5% last quarter.

●	NAV was $396.2 million as of February 28, 2026, an increase of $3.5 million from $392.7 million as of February 28, 2025, and a decrease of $17.0 million from $413.2 million as of November 30, 2025.

●	NAV per share was $24.42 as of February 28, 2026, compared to $25.86 as of February 28, 2025, and $25.59 as of November 30, 2025. This quarter included the additional $0.25 per share special dividend payment. Excluding this additional dividend, NAV per share would have been $24.67 per share.

●	Return on equity (“ROE”) for the last twelve months ended February 28, 2026, was 9.1%, up from 7.5% for the comparable period last year, and down from 9.7% for the twelve months ended November 30, 2025. ROE on an annualized basis for the quarter ended February 28, 2026 was (2.6)%.

●	The weighted average common shares outstanding for the quarter ended February 28, 2026 was 16.2 million, increasing from 16.1 million and 14.5 million for the quarters ended November 30, 2025 and February 28, 2025, respectively.

Portfolio and Investment Activity for the Year and Quarter Ended February 28, 2026

●	Fair value of Saratoga Investment’s portfolio was $1.109 billion, excluding $21.8 million in cash and cash equivalents, principally invested in 49 portfolio companies, one collateralized loan obligation fund (the “CLO”), one joint venture fund (the “JV”), and 24 distinct BB and BBB CLO debt investments.

●	Cost of investments made during the year ended February 28, 2026, were $309.5 million, including 9 investments in new portfolio companies and 32 follow-on investments. Cost of investments made during the quarter ended February 28, 2026, were $135.1 million, including five investments in new portfolio companies and 15 follow-on investments.

●	Principal repayments during the year ended February 28, 2026, were $178.9 million. Principal repayments during the quarter ended February 28, 2026, were $34.0 million, including one equity realization, two full debt repayments and five partial repayments, plus amortization.

o	For the quarter ended February 28, 2026, the fair value of the portfolio decreased by $9.6 million of net realized losses and unrealized depreciation, consisting of (i) net unrealized depreciation of $3.1 million in the Non-CLO portfolio, including Pepper Palace and Zollege, (ii) net unrealized depreciation of $6.2 million in the CLO, JV, and BB portfolio, and (iii) net realized losses of $0.3 million, consisting of the realization of the prior Roscoe equity write-down of $0.5 million, partially offset by the receipt of an escrow payment on Hema Terra generating a $0.2 million realized gain.

o	Since taking over management of the BDC in 2010, the Company has generated $1.37 billion of repayments and sales of investments originated by Saratoga Investment, generating a gross unlevered IRR of 14.9%. Total investments originated by Saratoga are $2.53 billion in 130 portfolio companies.

●	The overall portfolio composition consisted of 82.1% of first lien term loans, 3.9% of second lien term loans, 1.5% of unsecured loans, 4.9% of structured finance securities, and 7.6% of common equity.

●	The weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 9.6%, which was comprised of a weighted average current yield of 10.2% on first lien term loans, 11.9% on second lien term loans, 10.9% on unsecured loans, 11.6% on structured finance securities and 0.0% on equity interests.

Liquidity and Capital Resources

Outstanding Borrowings:

●	On April 10, 2026, we issued $25.0 million in aggregate principal amount of 7.25% fixed-rate notes due 2029 (the “7.25% 2029 Notes”) for net proceeds of approximately $24.5 million, based on an offering price of 98.00% per Note. Estimated offering costs incurred were approximately $0.2 million. Interest on the 7.25% 2029 Notes is paid quarterly on February 28, May 31, August 31 and November 30 of each year, beginning on May 31, 2026. The Notes will mature on April 10, 2029, and may be extended to October 10, 2029, at Saratoga Investment’s sole discretion. The Notes may be redeemed at our option, in whole or in part at any time, or from time to time on or after April 10, 2027, at the redemption price of par, plus accrued and unpaid interest. Pursuant to the terms of the Notes Purchase Agreement, upon the mutual agreement of Saratoga Investment and the Purchaser, we may issue additional Notes for sale in subsequent offerings up to a maximum of $25.0 million by July 10, 2026.

●	As of February 28, 2026 Saratoga Investment had a combined $70.0 million in outstanding combined borrowings under its $85.0 million senior secured revolving credit facility with Valley National Bank and its $75.0 million senior secured revolving credit facility with Live Oak.

●	At the same time, Saratoga Investment had $84.0 million of SBA debentures in its SBIC II license outstanding, $76.0 million of SBA debentures in its SBIC III license outstanding, $369.4 million of listed baby bonds issued, $75.0 million of unsecured unlisted institutional bond issuances, three unlisted issuances of $65.0 million in total, and an aggregate of $21.8 million in cash and cash equivalents.

Undrawn Borrowing Capacity:

●	With $90.0 million available under the two credit facilities and $21.8 million of cash and cash equivalents as of February 28, 2026, Saratoga Investment has a total of $111.8 million of undrawn credit facility borrowing capacity and cash and cash equivalents to be used for new investments or to support existing portfolio companies in the BDC and the SBIC.

●	In addition, Saratoga Investment has $99.0 million in undrawn SBA debentures available from its existing SBIC III license.

●	Availability under the Valley National Bank and Live Oak credit facilities can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding. Overall outstanding SBIC debentures are limited to $350.0 million across all active SBIC licenses.

●	Total Saratoga Investment undrawn borrowing capacity is therefore $210.8 million as of February 28, 2026.

●	As of February 28, 2026, Saratoga Investment had $80.3 million of committed undrawn lending commitments and $72.7 million of discretionary funding commitments.

Additionally:

●	Saratoga Investment has an active equity distribution agreement with Ladenburg Thalmann & Co. Inc., Raymond James and Associates, Inc, Lucid Capital Markets, LLC and Compass Point Research and Trading, LLC, through which the Company may offer for sale, from time to time, up to $300.0 million of common stock through an ATM offering.

o	As of February 28, 2026, Saratoga Investment has sold 8,591,915 shares for gross proceeds of $227.2 million at an average price of $26.37 for aggregate net proceeds of $225.4 million (net of transaction costs).

o	During the three months ended February 28, 2026, Saratoga Investment did not sell any shares through its ATM Program.

o	During the year ended February 26, 2026, Saratoga Investment sold 747,199 shares for gross proceeds of $19.3 million at an average price of $25.83 for aggregate net proceeds of $19.3 million (net of transaction costs).

Dividend

On March 17, 2026, Saratoga Investment announced that its Board of Directors declared a base quarterly dividend of $0.75 per share in aggregate for the first quarter of fiscal 2027, declaring the following three monthly $0.25 per share dividends:

Month	Amount Per Share	Record Date	Payment Date
March 2026	$0.25	April 7, 2026	April 23, 2026
April 2026	$0.25	May 5 2026	May 21, 2026
May 2026	$0.25	June 4, 2026	June 23, 2026

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP. Shares issued under the Company’s DRIP are issued at a 5% discount to the average market price per share at the close of trading on the ten trading days immediately preceding (and including) the payment date.

The following table highlights Saratoga Investment’s dividend history over the past five years:

Period (Fiscal Year ends Feb)	Base Dividend Per Share	Special Dividend Per Share	Total Dividend Per Share
Fiscal Q1 2027 (May 2026)	$0.25	-	$0.25
Fiscal Q1 2027 (April 2026)	$0.25	-	$0.25
Fiscal Q1 2027 (March 2026)	$0.25	-	$0.25
Total Declared in Fiscal 2027 YTD	$0.75	-	$0.75
Full Year Fiscal 2026	$3.00	$0.25	$3.25
Full Year Fiscal 2025	$2.96	$0.35	$3.31
Full Year Fiscal 2024	$2.86	-	$2.86
Full Year Fiscal 2023	$2.44	-	$2.44

Share Repurchase Plan

As of February 28, 2026, the Company purchased 1,037,698 shares of common stock, at the average price of $22.05 for approximately $22.9 million pursuant to its existing Share Repurchase Plan. During the year and quarter ended February 28, 2026, the Company purchased 2,495 shares of common stock, at the average price of $21.75 for approximately $0.1 million pursuant to its Share Repurchase Plan.

Previously, in fiscal year 2015, the Company announced the approval of an open market share repurchase plan (the “Share Repurchase Plan”) that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 1.7 million shares of common stock. On January 6, 2026, its Board of Directors extended the Share Repurchase Plan for another year to January 15, 2027.

2026 Fiscal Year and Fourth Quarter Conference Call/Webcast Information

When:	Wednesday, May 6, 2026
1:00 p.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Full Year and Q4 2026 presentation by going to the “Events & Presentations” section of Saratoga Investment’s investor relations website https://ir.saratogainvestmentcorp.com. A replay of the webcast will also be available for a limited time at Events & Presentations page.

Call:	To access the call by phone, please go to this link Registration Link and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $375 million collateralized loan obligation (“CLO”) fund that is in wind-down and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E-R notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn or a recession and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and the global economy; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2026 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Contacts:

Saratoga Investment Corporation

535 Madison Avenue, 4th Floor

New York, NY 10022

Henri Steenkamp

Chief Financial Officer

Saratoga Investment Corp.

212-906-7800

Lena Cati

The Equity Group Inc.

212-836-9611

Val Ferraro

The Equity Group Inc.

212-836-9633

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	February 28, 2026	February 28, 2025
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $1,011,840,007 and $886,071,934, respectively)	$1,016,247,566	$897,660,110
Affiliate investments (amortized cost of $49,429,192 and $38,203,811, respectively)	52,710,911	40,547,432
Control investments (amortized cost of $75,118,675 and $75,817,587, respectively)	40,175,335	39,870,208
Total investments at fair value (amortized cost of $1,136,387,874 and $1,000,093,332, respectively)	1,109,133,812	978,077,750
Cash and cash equivalents	1,680,070	148,218,491
Cash and cash equivalents, reserve accounts	20,105,683	56,505,433
Interest receivable (net of reserve of $470,751 and $210,319, respectively)	7,314,053	7,477,468
Management fee receivable	249,720	314,193
Other assets	781,766	950,522
Total assets	$1,139,265,104	$1,191,543,857

LIABILITIES
Revolving credit facilities	$70,000,000	$52,500,000
Deferred debt financing costs, revolving credit facilities	(1,670,816)	(1,254,516)
SBA debentures payable	160,000,000	170,000,000
Deferred debt financing costs, SBA debentures payable	(3,888,087)	(4,041,026)
8.75% Notes Payable 2025	-	20,000,000
Discount on 8.75% notes payable 2025	-	(9,055)
Deferred debt financing costs, 8.75% notes payable 2025	-	(374)
7.00% Notes Payable 2025	-	12,000,000
Discount on 7.00% notes payable 2025	-	(68,589)
Deferred debt financing costs, 7.00% notes payable 2025	-	(8,345)
7.75% Notes Payable 2025	-	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	-	(19,685)
4.375% Notes Payable 2026	-	175,000,000
Premium on 4.375% notes payable 2026	-	287,848
Deferred debt financing costs, 4.375% notes payable 2026	-	(865,593)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(108,898)	(213,424)
Deferred debt financing costs, 4.35% notes payable 2027	(344,393)	(688,786)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(130,839)	(202,144)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(48,361)	(87,295)
Deferred debt financing costs, 6.00% notes payable 2027	(823,774)	(1,524,089)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(580,514)	(927,484)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(748,873)	(1,156,234)
8.50% Notes Payable 2028	57,500,000	57,500,000
Deferred debt financing costs, 8.50% notes payable 2028	(866,230)	(1,273,134)
7.25% Notes Payable 2030	50,000,000	-
Discount on 7.25% notes payable 2030	(435,318)	-
Deferred debt financing costs, 7.25% notes payable 2030	(775,165)	-
7.50% Notes Payable 2031	100,000,000	-
Deferred debt financing costs, 7.50% notes payable 2031	(3,298,905)	-
Base management and incentive fees payable	6,602,819	6,230,944
Deferred tax liability	4,579,522	4,889,329
Accounts payable and accrued expenses	1,771,915	1,676,335
Interest and debt fees payable	3,904,143	3,909,517
Directors fees payable	5,500	-
Due to Manager	590,624	349,189
Total liabilities	743,109,350	798,878,389

Commitments and contingencies

NET ASSETS

Common stock, par value $0.001, 100,000,000 common shares authorized, 16,224,198 and 15,183,078 common shares issued and outstanding, respectively	16,224	15,183
Capital in excess of par value	439,202,477	412,913,597
Total distributable deficit	(43,062,947)	(20,263,312)
Total net assets	396,155,754	392,665,468
Total liabilities and net assets	$1,139,265,104	$1,191,543,857
NET ASSET VALUE PER SHARE	$24.42	$25.86

Asset Coverage Ratio	168.4%	162.9%

See accompanying notes to consolidated financial statements.

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	February 28, 2026	February 28, 2025
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$23,525,328	$24,231,305
Affiliate investments	686,621	436,995
Control investments	867,477	1,184,856
Payment in kind interest income:
Non-control/Non-affiliate investments	171,561	172,899
Affiliate investments	519,757	563,584
Control investments	23,928	-
Total interest from investments	25,794,672	26,589,639
Interest from cash and cash equivalents	1,553,219	2,606,935
Management fee income	588,936	742,289
Dividend income:
Non-control/Non-affiliate investments	553,419	-
Control investments	899,844	816,262
Total dividend from investments	1,453,263	816,262
Structuring and advisory fee income	1,100,227	396,274
Other income	632,685	143,679
Total investment income	31,123,002	31,295,078

OPERATING EXPENSES
Interest and debt financing expenses	12,567,078	12,924,023
Base management fees	4,627,658	4,221,379
Incentive management fees expense (benefit)	1,975,160	2,009,564
Professional fees	600,419	262,431
Administrator expenses	1,350,000	1,250,000
Insurance	78,358	71,923
Directors fees and expenses	90,000	90,000
General and administrative	279,291	(289,021)
Income tax expense (benefit)	23,371	313,769
Excise tax expense (benefit)	1,734,018	2,406,465
Total operating expenses	23,325,353	23,260,533
NET INVESTMENT INCOME	7,797,649	8,034,545

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	(278,087)	7,169,655
Net realized gain (loss) from investments	(278,087)	7,169,655
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(7,104,776)	(11,961,415)
Affiliate investments	148,982	167,406
Control investments	(2,370,718)	(2,972,628)
Net change in unrealized appreciation (depreciation) on investments	(9,326,512)	(14,766,637)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(105,281)	(313,873)
Net realized and unrealized gain (loss) on investments	(9,709,880)	(7,910,855)
Realized losses on extinguishment of debt	(700,853)	(800,452)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(2,613,084)	$(676,762)

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.16)	$(0.05)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	16,183,902	14,455,529

See accompanying notes to consolidated financial statements.

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the year ended
	February 28, 2026	February 28, 2025	February 29, 2024
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$96,061,236	$119,478,418	$113,521,652
Affiliate investments	2,654,020	1,883,615	3,299,816
Control investments	5,176,943	5,649,993	8,507,909
Payment in kind interest income:
Non-control/Non-affiliate investments	571,084	2,245,934	766,697
Affiliate investments	2,314,014	1,479,391	874,226
Control investments	120,715	284,590	814,925
Total interest from investments	106,898,012	131,021,941	127,785,225
Interest from cash and cash equivalents	7,882,863	6,530,315	2,512,416
Management fee income	2,586,517	3,114,466	3,270,232
Dividend income:*
Non-control/Non-affiliate investments	1,243,291	588,247	621,398
Control investments	3,304,708	3,973,584	5,911,564
Total dividend from investments	4,547,999	4,561,831	6,532,962
Structuring and advisory fee income	2,248,663	1,582,822	2,149,751
Other income*	1,548,860	2,043,863	1,469,320
Total investment income	125,712,914	148,855,238	143,719,906

OPERATING EXPENSES
Interest and debt financing expenses	49,302,541	52,059,045	49,179,899
Base management fees	17,769,904	18,382,404	19,212,337
Incentive management fees expense (benefit)	9,230,457	13,254,402	8,025,468
Professional fees	2,817,292	2,058,003	1,767,015
Administrator expenses	5,233,333	4,708,333	3,872,917
Insurance	300,480	303,859	322,323
Directors fees and expenses	430,000	366,500	351,297
General and administrative	2,226,257	1,901,592	2,241,579
Income tax expense (benefit)	(138,168)	412,032	42,926
Excise tax expense (benefit)	1,734,018	2,406,465	1,829,837
Total operating expenses	88,906,114	95,852,635	86,845,598
NET INVESTMENT INCOME	36,806,800	53,002,603	56,874,308

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	5,108,135	12,534,746	153,583
Control investments	638,355	(54,564,070)	-
Net realized gain (loss) from investments	5,746,490	(42,029,324)	153,583
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(7,180,617)	27,693,311	(24,167,727)
Affiliate investments	938,098	1,301,899	(1,541,829)
Control investments	1,004,039	(10,020,844)	(21,381,288)
Net change in unrealized appreciation (depreciation) on investments	(5,238,480)	18,974,366	(47,090,844)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	113,498	(1,060,936)	(893,166)
Net realized and unrealized gain (loss) on investments	621,508	(24,115,894)	(47,830,427)
Realized losses on extinguishment of debt	(824,010)	(800,452)	(110,056)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$36,604,298	$28,086,257	$8,933,825

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$2.31	$2.02	$0.71
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	15,850,270	13,912,170	12,670,939

*	Certain prior period amounts have been reclassified to conform to current period presentation.

See accompanying notes to consolidated financial statements.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share, respectively. These non-GAAP measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, adjusted net investment income in fiscal 2026 also excludes the interest expense and amortization of deferred financing costs related to the 7.25% 2030 Notes and the 7.5% SAV Notes during the period while the 4.375% 2026 Notes were already issued and outstanding. This expense is directly attributable to the issuance of the 7.25% 2030 Notes and the 7.5% SAV Notes and the subsequent repayment of the 4.375% 2026 Notes, and this double interest expense is deemed to be non-recurring in nature and not representative of the operations of Saratoga Investment. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Pursuant to the requirements of Item 10(e) of Regulation S-K, the following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and twelve months ended February 28, 2026 and 2025.

	For the Three Months Ended
	February 28, 2026	February 28, 2025

Net Investment Income	$7,797,648	$8,034,545
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Interest on 7.25% 2030 Notes and 7.5% SAV Notes	738,157	-
Adjusted net investment income	$8,535,805	$8,034,545

Net investment income yield	7.7%	8.4%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Interest on 7.25% 2030 Notes and 7.5% SAV Notes	0.7%	-
Adjusted net investment income yield (1)	8.4%	8.4%

Net investment income per share	$0.48	$0.56
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Interest on 7.25% 2030 Notes and 7.5% SAV Notes	0.05	-
Adjusted net investment income per share (2)	$0.53	$0.56

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.
(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Twelve Months Ended
	February 28, 2026	February 28, 2025	February 29, 2024

Net Investment Income	$36,806,800	$53,002,603	$56,874,308
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-	(4,957,306)
Interest on 7.25% 2030 Notes and 7.5% SAV Notes	738,157	-	-
Adjusted net investment income	$37,544,957	$53,002,603	$51,917,002

Net investment income yield	9.2%	14.1%	16.0%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-	(1.4)%
Interest on 7.25% 2030 Notes and 7.5% SAV Notes	0.1%	-	-
Adjusted net investment income yield (3)	9.3%	14.1%	14.6%

Net investment income per share	$2.32	$3.81	$4.49
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-	(0.39)
Interest on 7.25% 2030 Notes and 7.5% SAV Notes	0.05	-	-
Adjusted net investment income per share (4)	$2.37	$3.81	$4.10

(3)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(4)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.